Exhibit 99. 1

Rayont Inc. acquires Rayont International (Labuan) Inc to Grow and Consolidate its Healthcare and Cancer Treatment Portfolio.

Gold Coast, Queensland, September. 30, 2020 (GLOBE NEWSWIRE) – Rayont Inc. (OTC Pink: RAYT) (the “Company” or “Rayont”) today announced that pursuant to an executed agreement it has acquire all of the issued and outstanding shares of Rayont International (Labuan) Inc (“RIL”), a Malaysian Offshore company as Exclusive Licensee of a Cancer Treatment technology for Sub-Sahara African Region.

Under the agreement, Rayont acquired 100% outstanding shares of RIL for the aggregated amount of USD 1.8 Million. Rayont shall issue shares equivalent to the acquisition amount based on share price closed on September 29, 2020.

Marshini Thulkanam, the CEO and President of the Company said, “the acquisition of RIL is an exciting news and for us as it completes all the ingredients required to venture into cancer treatment. The Next Generation Photo Dynamic Therapy (NGPDT) technology is currently undergoing medical human trials in Australia, China and other jurisdictions and the trial results have shown positive results thus far.”

About Rayont International (Labuan) Inc

Rayont International (Labuan) Inc is an on offshore company incorporated in Labuan, Malaysia which offers attractive 3% tax on profit. The company is clinical-stage life sciences company that holds the exclusive license for registering and commercializing Photosoft technology for treatment of all cancers across Sub-Sahara African region. The technology has been licensed in Australia, New Zealand, China, Malaysia and Sub-Sahara Africa. The human clinical trial efforts have started in Australia and China conducted by Hudson Medical Institute, Australian.

About Photodynamic Therapy (PDT)

Photosoft technology as an improved next generation Photodynamic Therapy. PDT uses non-toxic photosensitizers and visible light in combination with oxygen to produce cytotoxic-reactive oxygen that kills malignant cells, shuts down tumors and stimulates the immune system. In contrast to surgery, or radiotherapy and chemotherapy which are mostly immunosuppressive, PDT causes acute inflammation, expression of heat-shock proteins, and invasion and infiltration of a tumor by leukocytes.

About Rayont Inc.

Rayont Inc. is a Nevada based incorporated since 2011. Since December of 2017, the Company has started to invest in healthcare. With the acquisition of THF Holdings in Australia the Company has significant investment in life science as a sector to operate and cancer treatment as an area that it will develop its expertise and business. The Rayont Inc plans to grow its healthcare portfolio by identifying, acquiring and integrating others assets in the healthcare area.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact information Investor Relations ir@rayont.com